Exhibit 4.85

Cooperative Agreement for China Mobile Game Business SP

Party A: China Mobile Group Jiangsu Company Limited

Mailing Add.: No.59 Huju Road, Nanjing City, Jiangsu Province, P.R.China

Post Code: 210029

Tel.: 13800250222

Fax No.: 025-68906678

Deposit Bank: Hongqiao Banking Office of Agricultural Bank of China

Account No.: 033111004040000340

and

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Mailing Add.: 33F., Tengda Plaza, No.168, Xiwai Street, Haidian District, Beijing

Post Code: 100044

Tel.:010-88576000

Fax No.: 010-88575900

Deposit Bank: Beijing Capital Indoor Stadium Sub-branch of ICBC

Account No.: 0200053719200031688

For the purposes of taking advantage of the respective resource advantages of the both parties (“Parties”) in their respective service domains, and cooperating with each other to provide the game-related services to the customers of China Mobile, and in order to regulate and clarify the rights and obligations of the Parties during the cooperative period, the Parties, based on the principles of equality, mutual benefit, sharing complementary advantages and joint development, and through full consultation, hereby agree as follows:

1. Content and Principles of Cooperation

1.1 Party A, as the service provider of China Mobile game business platform, will provide Party B with fee-based business access and platform supporting services.

1.2 Party B will provide the customers of Party A with the information service and application services (hereinafter “Game Business”) via the game platform of Party A. Party B undertakes to provide lawful and quality information content and the supporting services.

1.3 Party A will provide Party B with fee-based billing and charging services through its billing and business supporting system.

1.4 During the cooperation period, the SP enterprise code for the game service platform as allocated by Party A to Party B is 701012, and the SP enterprise code for general download platform is 701274. Party A remains the sole ownership of the SP enterprise code resource and shall be entitled to withdraw and reallocate these codes upon the termination of this Agreement, where after Party B shall have no right to further use of the codes.

1.5 Only in any of the following conditions could the acquisition-generated transfer (including but not limited to any acquisition between the parent company and its subsidiaries, the headquarters and its branches as well as change of company names) by Party B in respect of the game service cooperative relationship with China Mobile be justified:

1.5.1 The purchaser shall have a network value-added business license issued by the Ministry of Industry and Information Technology of the People’s Republic of China (MIIT);

1.5.2 The purchaser shall present the relevant certificates, certifying that it holds not less than 50% of all equities in the party to be acquired;

1.5.3 The purchaser shall have the practical operational experiences or measures required to ensure that the business quality and customer service level will continue to be stable after the acquisition without prejudice to customers’ perceptions.

2. Rights and Obligations of Party A

2.1 Party A shall have the right to verify the telecommunication and information services operation permit, telecommunication value-added service license, business license and other licenses/permits as required for the businesses and services contemplated hereunder and the letter of credit, information sources, copyright certificate (authorization letter), bank account and other documents required for the normal operation of Party B.

2.2 Party A shall have the right to verify any business of Party B so long as involved hereunder. Party A is entitled to stop releasing the information as provided by Party B to the extent it does not comply with national laws, regulations and relevant policies, and/or goes against the public order and good customs of China, or contains any information that may be inappropriate in the judgment of Party A, and Party B shall indemnify Party A against or from any economic loss or bad effect on the goodwill of Party A arising from the provision of the above information. Party A will make an express reply or response to the business applications submitted by Party B within ten (10) days after the application documents are fully submitted.

2.3 Party A has the right to as appropriate require Party B to further provide relevant information in relation to this Agreement certifying the ownership or access right and IPR of Party B.

2.4 Party A has the right to formulate, and Party B shall comply with and implement, the management rules, appraisal terms as well as the customer service standards and documents regarding the game business, as the annexes to this Agreement, according to which Party A will conduct an appraisal on Party B, and, upon appraisal, any unsatisfactory performance of Party B will render Party A a discretion to terminate the cooperative business hereunder and up until the termination of this Agreement.

2.5 Party A shall have the right to limit the amount of the existing partners providing the same styled application services through its bottom-out and best-preferred system and reserve the right to dynamically adjust the amount of the various partners providing various game businesses, so as to promote the development of the game business, meanwhile maintaining market order and avoiding virulent and homogeneity competition.

2.6 Party A has the right to limit the transmission of overload flow of business that may pose threat to network security or otherwise adjust from time to time the information flow according to the system load; at the same time, Party A shall have the right to notify Party B to handle junk information or illegal attacks from Party B within a fixed time limit, if Party B fails to do so as required or in a timely manner, Party A has the right to take appropriate actions to prevent the security accidents from further expanding; and in case of any emergency, Party A has the right to take appropriate actions to protect the legitimate rights and interests of its customers without a notice to Party B.

2.7 Party A has the right to verify the business and services provided by Party B. Party A shall have the right to conduct regular and irregular tests over the businesses and services provided by Party B, and also have the right to require Party B to rectify and improve the quality of the business and services that do not satisfy with the standards, or stop the business.

2.8 Party A reserves the right to deny the price offered by Party B or guide on the pricing according to the customer demand and the requirements of market order; Any information fee pricing that is self-determined by Party B but not accepted by Party A is invalid, and Party A has the right to stop the business and has the right to refuse to provide billing, charging and settlement services.

2.9 Party A shall have the right to take necessary actions in advance against Party B’s breach of this Agreement and his bad effects on the customers of Party A, so as to avoid any further loss and prevent the bad effects from enlarging.

2.10 If upon verification, it is discovered that the customer complaint and refund, including single and double refund are caused as a result of the fault of Party B, Party A may as required by the customers firstly refund the customers on behalf of Party B, and then have such refund deducted from the information settlement payable to Party B.

2.11 Party A shall provide the customer service number as the call number for the customer to make business enquiries and complaints. The customer service center of Party A will serve as the transit to finally confirm and allocate the game service-related problems, the customer service personnel of Party B or its customer service system shall be in position to assist Party A in analyzing and solving the business complaints and enquiries of the customers. Party A shall have the right to transfer any of the various customer enquiries and complaints that are not caused by the network communications breakdown of Party A to Party B for solving, and Party B shall deal with the complaints in an appropriate and prudent manner, and shall assume the liabilities arising therefrom, if any. Party A shall be held liable for the customer enquiries and complaints that are caused as a result of the network communications breakdown of Party A.

2.12 Party A may conduct publicity and advertising work through the media to market its game business and attract more customers according to the business development. Party A shall provide Party B with relevant interface technology specifications and technical support to ensure that Party B can provide applications smoothly.

2.13 Party A is responsible for the daily maintenance of the game platform, and shall be responsible for dealing with the technical breakdown caused as a result of Party A so as to ensure the normal operation of the application services provided by Party B.

2.14 Party A shall be responsible for the customer data management such as the registration, log-in, authenticity, inspection, etc., and may feedback the relevant data to Party B in an appropriate form. As for the networking application, the connection between game service platform of Party A and the content service system of Party B is achieved and the data in the game service system will be served as the final and conclusive evidence to confirm the use by the customers of the game service of Party B. Party A will take statistics of visits to the game services, and will provide Party B with the statistic results in an appropriate form.

2.15 Party A has the right to adjust the UI design of the WAP Portal, client side and WEB sites and the order of game business of Party B according to the business development of Party A.

2.16 The Parties may jointly conduct the market promotion and advertising work, and Party A shall have the right to authorize Party B to mark the brand of “China Mobile Game” under the prior approval from Party A. Without the prior approval or authorization of Party A, Party B shall not use in its advertising materials the logo of China Mobile, other brands or the customer service call 10086. If Party B uses the brand of “China Mobile Game” in marketing the game services or business that is beyond the approved marketing scope of Party A, adversely affecting the business of Party A, Party A may be entitled to deem it as an infringement, and also has the right to require it to stop the use of such brand, and hold it liable for any and all the liabilities and consequences, and render it legally liable for it if the circumstances are serious.

3, Rights and Obligations of Party B

3.1 Any and all the business management rules, cooperative management rules, credit management rules, customer service management rules, verification rules and information service standards and the revision thereof (specifically subject to the rules or standards released by Party A in its management system) made by Party A from time to time during the cooperative period shall be operated as annexes to this Agreement, and Party B acknowledges the foregoing and undertakes to comply with all the requirements in providing the game service hereunder.

3.2 Party B shall provide Party A the valid and true copies of the telecommunication and information services operation permit, telecommunication value-added service license, business license, other licenses/permits, the letter of credit, information sources, bank account and other documents required for the normal operation of Party B, and Party B shall ensure that the provided service fees comply with the relevant regulations released by the state pricing authorities.

3.3 Party B must abide by Chinese laws, regulations and policies regarding the telecommunications and internet information services, and undertakes that the contents provided will not violate relevant Chinese laws, regulations and policies, and will not damage the legitimate rights & interests of third parties and public interests, and it will not spread any unlawful information through the system of Party A, otherwise it shall be liable for any and all the consequences arising therefrom. Party B must be in position to filter the information provided by the customers, such as the chat records, and preclude all unhealthy and unlawful information. Party B shall be responsible for dealing with all the complaints arising therefrom and assume all the economic and legal liabilities. If Party A suffers any economic loss, or goodwill loss, it shall have the right to claim indemnifications against Party B.

3.4 Party B must abide by the relevant laws in providing the game services hereunder, and shall possess any and all the government permits, production and/or use licenses and/or authorizations, and the service provided by Party B shall have a lawful and authentic source, and it shall not infringe upon or otherwise use without due authorizations, the IPRs of any third party, such as copyrights of the third party or other lawful rights. If due to the game services of Party B, Party A is complained, prosecuted or otherwise claimed by any third party alleging the suspected infringement, Party A shall be entitled to suspend the business under suspected infringement, and transfer the disputes to Party B, and Party B shall communicate immediately with the complaining or claiming party to solve the disputes and be liable for all legal and economic liabilities. If Party A suffers economic loss or goodwill loss, it shall have the right to claim indemnifications against Party B.

3.5 During the cooperation period, Party B shall not, without the prior written consent of Party A, take advantage of various channels to realize connection or connection in disguised form between the mobile data applications business of Party A and third parties.

3.6 Party B shall actively coordinate with the interface test of Party A, and undertakes to provide the service strictly according to the business standards and interface technology specifications of Party A.

3.7 Party B shall submit in a clear and unambiguous manner all the documents required for the normal provision of the business hereunder, and assume all the economic and legal liabilities.

3.8 Party B undertakes to log on daily the management system specified by Party A to receive all the notices, announcements and other information, and make a timely response, failing which, Party B shall be wholly liable for all the losses arising therefrom.

3.9 Under the guide of Party A, Party B shall have the discretion to decide whether to charge the service or decide the specific charging standards; the service standards for a single game shall not be higher than that set by Party A in its game business management rules.

3.10 Party B shall comply with and implement the management rules, customer service standards and documents of Party A regarding the game business of Party A, and shall be subject to the inspection and supervision of Party A. Regardless of the reasons of withdrawal from game service (including forceful withdrawal resulting from the survival-of-the-fittest appraisal of Party A), Party B is obliged to provide a one-month buffer period for its withdrawal during which Party B shall continue to provide services to the customers, and shall make a pubic announcement to the customers as to the intended termination of the game services at a prominent position of its WAP/WWW sites or by other influential channels, and then inform the registered customers via free mobile messages. Upon the termination of this cooperation, Party B shall continue to actively coordinate with China Mobile in respect of the relevant customer-related services; Party B shall still be liable for the responsibilities during the cooperative period arising from the acts of Party B.

3.11 Party B shall make available a customer service channel for 7×24 hours, establish an effective complaining channel that could effectively deal with the customer enquiries and solve the customer complaints that are not caused as a result of the network communication breakdown of Party A. If Party A receives any of the above complaints, Party B shall make an initial reply to the customer service department of Part A within two (2) hours and identify the specific causes for that within one (1) working day, and stop the further spread of the unlawful information. If Party A and Party B could not make a reasonable explanation as to the customer complaints, Party B shall be the final resolving party to effectively deal with and resolve the complaints of the customers.

3.12 If the customer refuses to pay the information service fee of Party B or Party A need to firstly refund the service fee already paid by the customer due to the service quality of Party B or the service rate above the standards set by the pricing authorities, Party A may have it deducted from the information service fee payable to Party B, if insufficient to deduct, Party B shall separately pay the balance to Party A.

3.13 Party B shall actively do market promotion and advertising work. Party B shall mark the “China Mobile Game” brand and the UI standards in its promotion and advertising materials according to the relevant requirements of Party A.

3.14 Party B undertakes that it has the lawful ownership as to any of the products and information provided hereunder, or obtained the necessary authorization to license Party A to use the same according to this Agreement, and undertakes that the products and information provided by Party B hereunder does not infringe upon the legitimate rights and interests of any third party, including but not limited to the copyright, right of reputation, portraiture right, etc., it is free from any copyright disputes and it has not violated and will not violate any laws and regulations, and Party B is entitled to authorize Party A to disseminate it via the information network.

3.15 If any third party lodges any complaints, brings any legal proceedings or submits for arbitration against Party B, alleging that Party B has no disposal right to any of the cooperative products or information hereunder or the authorization of Party B has legal defects, Party A may as appropriate take any of the following remedies jointly or selectively:

3.15.1 Terminate the sharing with Party B of distributable earnings under this Agreement, with the amount not exceeding what the third party claimed;

3.15.2 Require Party B to solve such disputes at its own litigation expenses, and Party B shall, as required by Party A, request the appropriate dispute resolving authorities to add Party A as a third party in such proceedings.

3.15.3 Terminate this Agreement in part or in whole. If the above remedies are insufficient to avoid the loss of Party A, as requested by Party A, Party B shall timely and fully indemnify Party A and hold Party A harmless from or against any and all the losses incurred by Party A, including but not limited to the advances already paid by Party A to Party B, and/or the economic loss accrued during the termination of the business hereunder, the attorney’s fee, court fee and arbitration fee as paid by Party A for the purposes of resolving the disputes.

3.16 Party B, if having no qualifications as required for the operation of network businesses, shall not in any manner whatsoever provide the service access approach to the customers via the internet during cooperation, including but not limited to the business ordering and on-demand services. Meanwhile, it shall not conduct any advertising work for the cooperative business hereunder on the website that has not procured the telecommunications and information business operation permit. If in breach of this clause during the cooperative period, Party B shall be solely and wholly liable therefor.

3.17. Party B shall be responsible for formulating the internal management process and rules, and strengthen privilege management over the transmission of the internal information and management of the relevant personnel as authorized, with an effort to ensure the lawfulness of the business content provided to the customers of Party A. In addition, Party B shall be responsible for communicating to its employees the update of internet-use-related regulations and rules of the State and the telecommunications authorities, set up the user’s archives and strengthen the management and education of the users, and perfect the network security and confidentiality management rules, otherwise Party A may terminate the cooperation with Party B.

3.18 Party B shall be responsible for the safety of its system, and shall conduct regular checks over the safety conditions of the systems. In conducting its business, Party B shall not make any attacks to the mobile network. Party A will notify Party B of the attacks from Party B and Party B shall actively deal with it within a required time limit, failing which, Party A is entitled to take proper actions to prevent it from further spread; In case of any emergency, for the purposes of protecting the legitimate rights and interests of the customers, Party A has the right to take appropriate actions without the notice to the customers.

3.19 Party B shall actively coordinate the tracing efforts on network safety made by the state governmental authorities and China Mobile, and shall provide the relevant lawful information. Party B undertakes to comply with the Letter of Commitment for Information Security, and ensure that the information provided hereunder is safe.

4. Maintenance Sections and Maintenance Responsibilities

The maintenance sections will be divided according to the access point of the equipments of the Parties, at the Party A’s side of access point, the maintenance responsibility lies in Party A, and vice versa. The Parties shall assume their respective responsibilities and ensure the normal operation of the business.

5. Penalty and Rewards

5.1 In case of any breach of this Agreement by Party B, Party A shall have the right to require Party B to make an immediate rectification, fixed time improvement, make a public apology to the media and customers, and may choose to suspend approval of any new business intended by Party B, delay or refuse settlement, collect damages, or any combination of the foregoing. If the breach is serious, such as a complaint with Ministry of Industry and Information Technology or the communications authority at a bureau level, media exposure and lawsuit, Party A is entitled to terminate this Agreement immediately and require Party B bear all losses thereof.

5.2 If Party B effectively perform this Agreement, and the rate of customer complaint over the services provided by Party B is low, then Party A will give first priority to consider renewing this Agreement with Party B under the same conditions.

5.3 Party B shall not send any information to the customers who have not paid off the information fee, nor shall allow the same to order the information for other customers, if the informed Party B still sends information to the customers who have not paid off the information fee or allow the same to use the game business, Party A shall have the right to claim indemnification against Party B for the economic loss arising therefrom, and Party A is entitled to terminate this Agreement.

6. Calculation and Settlement

6.1 Sharing Scope and Percentage

6.1.1 Any and all the communication fee accrued from the use of the game service by customers provided by Party B shall be fully owned by Party A, Party A shall settle the information fees collected by it with Party B, and charge a service fee for such collection as follows.

6.1.2 Specific mode of cooperation and method of settlement of fees between the parties are as follows:

6.1.2.1 Monternet mode owned business: i.e. if Party B’s business is not included in non-Monternet mode owned business and only promoted within the Monternet system (including Treasure Box), Party A shall pay to Party B based on 85% of the total information fee chargeable, and the remaining 15% shall be taken as the service fee receivable by Party A;

6.1.2.2 Non-Monternet mode owned business: if Party B’s business is included in Party A’s non-Monternet mode owned business, then Party A shall pay to Party B based on 50% of the total information fee chargeable, and the other 50% shall be taken as the service fee receivable by Party A. If Party B’s business is intelligent terminal console game which has been put into commercial use (such as OPhone terminal games), then Party A shall pay to Party B based on 50% of the total information fee chargeable, and the other 50% shall be taken as the service fee receivable by Party A. (During the period of promotion and support, Party A shall pay to Party B based on 70% of the total information fee chargeable, and the remaining 30% shall be taken as the information service fee receivable by Party A; such period of promotion and support shall be determined by Party A at its sole discretion, and Party A will notify Party B by way of SIMS announcements one month before the expiration of such period)

6.1.2.3 Channel Cooperative Mode: If the business of Part B is listed under the channel cooperative mode, Party A tacitly agrees to pay 30% of the total payable information fee to Party B [the Parties may otherwise agree upon the sharing percentage, provided that the share percentage of Party B shall be between 30% (including 30%) and 50% (including 50%)]. The rest information fee shall be dominated by Party B as the channel service fees.

6.1.2.4 Online Game Cooperative Mode: if the business of Party B is online mobile game business already put into commercial purposes, Party A shall pay 70% of the total payable information fee to Party B, and the remaining 30% shall be calculated into the information fee payable to Party A.

6.2 The basis for billing and settlement is the tickets collected by the billing system of Party A, the message-generated business shall be calculated subject to successful receipt by customers, and the month-based business shall be calculated subject to the actual order of the customers. If the customers refuse to pay the information fee or the customers do not pay off information fee due to the service quality of Party B, Party A will deduct such amount accordingly from the information fee payable to Party B.

6.3 The chargeable information fee as referred to in 6.1 shall be the balance of communication records billing deducting the following items:

6.3.1 The fee of customers whose numbers are cancelled (including the pre-cancellation);

6.3.2 The fee of customers whose numbers are out of service;

6.3.3 The fee of the inactive customers;

6.3.4 The fee with average single message fee too high;

6.3.5 Refund (double refund);

6.3.6 Bad debt;

6.4 Party A shall provide to Party B the billing statement of the previous month prior to the 15th day of each month through the management system designated by Party A, and the Parties hereto will check with each other the total information fee accrued during the period from the 1st day to the last day of the previous month; Party B shall feedback the check results to Party A within five (5) working days, any delayed feedback by Party B shall be deemed as the acceptance of the billing statement.

6.5 Party B is required to issue invoices to Party A prior to the 18th day of each month, whether it has the objection as to the billing statement of the previous month, Party A shall, after receiving the valid invoices from Party B (subject to Party B’s sending of the same to the address duly designated by Party A), pay the information fee to Party B according to the invoiced sum checked in the billing statement prior to the end of that month(No interest shall be charged in the settlement of information fees): i.e. the information fee shall be firstly settled as per the amount in the billing statement, regardless whether the Parties could complete such check as scheduled. After the check is completed, the overpaid or insufficient amount will be rolled into the subsequent or future settlement period.

6.6 In case any information fee chargeable (as defined in Paragraph (III) of this Article) is a negative value, Party B shall pay the full amount of the negative settlement amount to Party A; and the finance department of Party B shall transfer the announced negative settlement amount of billing into the bank account designated by Party A, prior to the 21st day of the month in which Party B inquires about the announcement of settlement information through designated management system. Otherwise, Party A will be entitled to cease all settlement, billing, and even the cooperation with Party B.

6.7 Party A or its head (branch) office shall pay by transfer the contract amounts to the following bank account:

Account name: Beijing AirInbox Information Technologies Co., Ltd.

Bank name: Beijing Capital Indoor Stadium Sub-branch of ICBC

Account number: 0200053719200031688

Party A’s payment of amounts into such account indicates Party A’s fulfillment of the payment obligation, and all legal risks in respect of such account shall be borne by Party B.

6.8 If Party B, upon receipt of any billing statement at the 15th day of each month, discovers that the difference between the information fee chargeable and actual ordering amount is more than 5%, it may propose to check the billing statement within five (5) working days, otherwise, the data of Party A will prevail; If there is any objection, the Parties shall ascertain the reasons and resolve it according to the actually accrued amount through amicable consultations.

7. Confidentiality

7.1 For the purposes hereof, “Proprietary Information” refers to the information received by one party from the other party (“Disclosing Party”) that is developed, created and discovered by the Disclosing Party or the information known by or transferred to the Disclosing Party and which is commercially valuable to the business of the Disclosing Party. The Proprietary Information includes but not limited to the trade secrets, computer program, design technology, idea, know-how, process, data, business and product development plan; the information of the customers and other information that is related to the business of the Disclosing Party, or the confidential information received from the other party by the Disclosing Party shall all belong to Proprietary Information. It is mutually understood that the Disclosing Party owns and will own the Proprietary Information, and the Proprietary Information is of great significance to the Disclosing Party; without the prior written consent of the Disclosing Party, the other Party shall keep confidential the Proprietary Information, and shall not use or disclose it to any person or entity, unless such disclosure is based on the normal performance of the obligations hereunder.

7.2 The Parties shall keep confidential this cooperation and the content of this Agreement, without the prior written consent of one party, the other party shall not disclose the cooperation and the content of this Agreement to any third party.

7.3 This confidentiality clause survives the termination of this Agreement.

8. Liability for Breach

8.1 If one party breaches this Agreement, rendering it not enforceable, the other party shall have the right to terminate this Agreement;

8.2 If the breach by one party results in any bad social impact or economic loss to the other party, the other party shall have the right to hold it liable therefor, and require it to eliminate the bad impacts and make corresponding compensation, and shall also have the right to terminate this Agreement.

8.3 In response to the breach of this Agreement by Party B, Party A may hold Party B liable for the breach in accordance with the various game business management rules, management methods and service standards that are formulated and revised from time to time by Party A (subject to the rules released by Party A in its management system).

8.4 If a breach of the various game business management rules, management methods and service standards that are formulated and revised from time to time by Party A (subject to the rules released by Party A in its management system) makes the performance of this Agreement impossible, the abiding party shall have the right to terminate this Agreement and hold the breaching party liable for such breach, the liability for breach shall be implemented with reference to the requirements as released in the management system of Party A and relevant terms and conditions of this Agreement.

8.5 If one party breaches this Agreement, creating a negative impact on the abiding party or causes economic loss to the abiding party, the abiding party shall have the right to investigate the breaching party for civil liabilities.

9. Force Majeure

If one party incurs economic loss or this Agreement could not be performed in part or in whole, due to an event of force majeure that is unforeseeable, uncontrollable and unavoidable, the affected party shall not be held liable for the losses arising from the force majeure, provided that it shall immediately notify in writing the other party and shall within fifteen (15) days provide the detailed description of this event and submit the relevant governmental certificates to justify this alleged failure, partial failure to perform or the delay in performing this Agreement. The Parties will make a decision as to whether to terminate this Agreement according to the effect of the force majeure on the performance of this Agreement.

10. Effectiveness, Change and Termination of this Agreement

10.1 During the cooperative period, the relevant management rules and customer service rules formulated by Party A in respect of the game business hereunder shall be deemed as supplemental annex hereto. In case of any conflict between the terms and condition of this Agreement and the management rules, the management rules shall prevail. The Parties may otherwise conduct negotiation on the conflicting clauses in order to execute a supplementary agreement.

10.2 If any party to this Agreement intends to change or terminate this Agreement, it shall notify the other party fifteen (15) days in advance. Parties may change and terminate this Agreement upon amicable consultations, and the Parties hereto may settle the disputes arising from the termination through amicable consultations.

10.3 During the validity period of this Agreement, if the competent authority concerned of Party A releases new rate polices or issues new relevant documents conflicting with this Agreement, the Parties may change or terminate this Agreement through amicable consultations.

10.4 Any matters not covered herein may be supplemented in writing to this Agreement upon amicable consultations between the Parties.

10.5 This Agreement shall be governed by the laws of the People’s Republic of China. Any and all disputes arising from or in respect of this Agreement shall be settled through amicable consultations between the Parties, failing which, either party is entitled to submit it to Nanjing Arbitration Committee for arbitration in accordance with its then-effective arbitration rules. The arbitration award is final and conclusive, which has binding force upon both Parties hereto.

10.6 The performance period of this Agreement is from Sep. 21st, 2010 to Sep. 20th, 2011. The parties shall consult with each other on the renewal of this Agreement thirty days prior to its expiration, and if no objection arises, the parties shall renew this Agreement for the next year.

10.7 After the termination of this Agreement, the Parties shall properly deal with the post-termination matters. This Agreement will remain effective unless and until the Parties have fully performed all the obligations hereunder and all the payable accounts and claims have been settled.

10.8 Upon the termination of this Agreement, Party B shall assist Party A in dealing with the post-termination matters; and relevant responsible party shall be held liable for the complaints and claims raised by the users due to the termination of this Agreement.

10.9 This Agreement shall be made out in four copies (including the Letter of Commitment for Information Security attached hereto), three copies for Party A and one for Party B, all of which are of equal legal force and effect.

10.10 Any direct or indirect breach of any provision of this Agreement by one party, or any non-performance, untimely or inadequate performance of the obligations hereunder constitutes a breach of this Agreement, the abiding party has the right to require the breaching party by written notice to rectify its breach and take adequate, effective and timely actions to eliminate the consequences of such breach, and indemnify the abiding party for any and all the losses caused as a result of such breach. If the breaching party fails recitify its breach within ten (10) days upon receipt of a notice to rectify the breach, the abiding party shall have the right to terminate this Agreement in advance either by a SIMS notice (it shall be deemed served upon sending) or by a written notice, and hold the breaching party liable for its breach.

Party A: China Mobile Group	Party B: Beijing AirInbox Information
Jiangsu Company Limited	Technologies Co., Ltd.
Authorized Representative:	Authorized Representative:
(Seal)	(Seal)
Signing Date: Oct. 16th, 2010	Signing Date: Oct. 16th, 2010